Exhibit 99.1

Ibis Technology Announces Fourth Quarter and Fiscal Year 2004 Results;
         SUMCO Identified as Second Major Wafer Manufacturer
                     to Purchase i2000 Implanter

    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 23, 2005--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2004.
    Due to the fact that the company discontinued its wafer manufacturing business, as reported in July 2004, the recording of wafer sales in this quarter and wafer revenue in previous quarters are now being reported net of related costs as gain or loss from discontinued operations in the company's statements of operations. Financial information for this quarter and previously reported quarterly and year to date information has been so adjusted for comparative purposes.
    Total revenues for the fourth quarter of 2004 were $274,000, compared to $7.2 million in the preceding quarter, which included approximately $7.0 million of equipment revenue related to the sale of an i2000 implanter that was accepted by Ibis' customer in the third quarter of 2004, and compared to total revenues of $227,000 in the fourth quarter of 2003.
    Net loss for the 2004 fourth quarter was $2.4 million, or $0.22 per share, which includes a gain from discontinued operations of $202,000, or $0.02 per share. Net loss for the 2004 fourth quarter excluding the gain from discontinued operations was $2.6 million, or $0.24 per share. Net loss for the 2004 third quarter was $1.6 million, or $0.15 per share, including a loss from discontinued operations of $2.8 million, or $0.26 per share. Net income for the 2004 third quarter excluding the loss from discontinued operations was $1.1 million, or $0.11 per share. Net loss in the fourth quarter 2003 was $15.2 million, or $1.46 per share, including a loss from discontinued operations of $13.0 million, or $1.25 per share. Net loss in the fourth quarter of 2003 excluding the loss from discontinued operations was $2.2 million, or $0.21 per share.
    Fiscal 2004 total revenues were $7.9 million, compared to total revenues of $9.4 million for fiscal year 2003. Net loss for fiscal year 2004 was $10.9 million, or $1.02 per share, including a loss from discontinued operations of $5.3 million, or $0.49 per share. Net loss for fiscal 2004 excluding the loss from discontinued operations was $5.6 million, or $0.53 per share. Net loss for fiscal year 2003 was $21.5 million, or $2.21 per share, including a loss from discontinued operations of $17.6 million, or $1.81 per share. Net loss for fiscal 2003 excluding the loss from discontinued operations was $3.9 million, or $0.40 per share.
    Martin J. Reid, president and CEO of Ibis Technology Corporation, said, "2004 was a watershed year for Ibis. Early in 2004, we received our first order from a silicon wafer manufacturer for an i2000 implanter. We view this as the first signal that the commercial demand for SIMOX-SOI wafers had reached a point where the world's silicon wafer manufacturers were willing to invest in developing SIMOX-SOI manufacturing capabilities. This substantiated our long-held belief that it will be the silicon wafer manufacturers who leverage the cost efficiencies offered by SIMOX technology to supply the global semiconductor industry with quality, economical SOI wafers."
    In July 2004, Ibis announced that the company was discontinuing its commercial wafer manufacturing business. "This decision," said Reid, "erased any perception that we were competing with our wafer supplier customers. We believe that our decision bodes well for the future growth of our equipment business.
    "Exiting the wafer business has enabled us to build closer working relationships with the world's leading wafer manufacturers," said Reid, "and we are now partnering with them in both technology and market development efforts. In addition, we are now able to focus our internal resources and energies on advancing the capabilities of our implanters without the competing pressures of meeting production deadlines for manufacturing SIMOX-SOI wafers. As a result, we are now targeting ambitious improvements in both implanter throughput and product quality over the next several quarters.
    "These actions, we believe, contributed to our booking an additional i2000 order from a second wafer supplier," said Reid.
    In January 2005, Ibis announced the receipt of an implanter order from a wafer supplier. That supplier was Sumitomo Mitsubishi Silicon Corporation (SUMCO), one of the world's top two manufacturers of silicon wafers. Headquartered in Tokyo, Japan, SUMCO operates fourteen manufacturing facilities located in Asia, Europe and the United States.
    Yoshiaki Shida, Director, General Manager of Advanced Technology for SUMCO, said, "Over the past six months we have strengthened our relationship with Ibis Technology for the overall benefit of SIMOX-SOI technology. Our two teams have worked together particularly on improving the roughness of both the SOI surface and insulator interface. Through these efforts, we have succeeded in reducing roughness values to a fraction of what these were, while simultaneously improving other properties. We are now delivering SIMOX-SOI wafers exhibiting such improvements to our customers and working with new customers by providing evaluation wafers they are requesting.
    "We are collaborating with Ibis to improve the throughput of their tools which in turn will help to reduce the overall cost of SIMOX-SOI," said Shida. "We believe that the strong collaboration between our two companies will continue to lead to improved quality and lower cost for SIMOX-SOI. High quality and low cost will make SIMOX-SOI the high volume SOI choice in the future."
    "The progress made during 2004, we believe, signals that Ibis is well positioned to take advantage of the emerging SOI market," said Reid. "We believe that SIMOX-SOI can be a more cost-effective solution to manufacturing SOI wafers for high volume production, especially now that two of the world's leading silicon wafer manufacturers are involved in the process."

    Corporate Outlook

    Commenting on the company's future outlook, Reid cautioned that the SOI market is still in its early stages and the pace of SOI adoption is difficult to predict. "Regarding the order we announced in January 2005, we expect to ship the system in the second quarter of this year, with final customer acceptance expected by year end. We are greatly encouraged by the progress we believe we can achieve while working in concert with our customers and, based on currently available information, we believe we will receive another implanter order in the second half of 2005. In addition, we expect orders for multiple machines in 2006, once our technology improvement goals have been met. However, forecasting implanter sales is extraordinarily difficult and there are no guarantees that these orders will be forthcoming."
    The company ended the quarter with approximately $7.7 million in cash and believes it will have sufficient cash on hand, including cash received from the SUMCO order announced in January and expected to be shipped by the end of the second quarter of 2005, to support operations at current levels through the first quarter of 2006. These expectations are based on current operating plans and the company's general sales outlook, each of which may change rapidly. The company intends to continue to invest in research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities may require further investment.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its fourth quarter results and outlook for the future on February 23, 2005 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2626. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the company's SIMOX-SOI technology, (ii) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (iv) the timing and likelihood of revenue recognition on orders for the company's implanters, (v) the timing and impact of the company's decision to discontinue its wafer manufacturing and sales operation, (vi) the company's plan to focus on supplying implanters to wafer manufacturers, (vii) the company's expectations regarding future orders for i2000 implanters, and (viii) the adequacy of the company's cash resources for future operations, and (ix) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology, and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue, and maintain, further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of February 23, 2005, and Ibis undertakes no duty to update this information unless required by law.



                     Ibis Technology Corporation
                  Condensed Statement of Operations
                            Unaudited                 Unaudited
                          Quarter Ended           Fiscal Year Ended
                           December 31,              December 31,
                         2004          2003       2004         2003
Contract and other
 revenue               $93,000      $67,000     $391,000     $660,000
Equipment revenue      181,000      160,000    7,535,000    8,782,000
                   ---------------------------------------------------
   Total revenue       274,000      227,000    7,926,000    9,442,000
                   ---------------------------------------------------
Cost of contract
 and other revenue           0       10,000       15,000       44,000
Cost of equipment
 revenue               359,000      316,000    4,722,000    4,331,000
                   ---------------------------------------------------
   Gross profit
    (loss)             (85,000)     (99,000)   3,189,000    5,067,000
                   ---------------------------------------------------
General and
 administrative        468,000      673,000    2,221,000    2,337,000
Marketing and sales    378,000      278,000    1,520,000    1,236,000
Research and
 development         1,731,000    1,173,000    5,330,000    5,381,000
                   ---------------------------------------------------
   Income (loss)
    from operations (2,662,000)  (2,223,000)  (5,882,000)  (3,887,000)
Other income
 (expense)              59,000       30,000      241,000       35,000
                   ---------------------------------------------------
Income (loss) from
 continuing
 operations         (2,603,000)  (2,193,000)  (5,641,000)  (3,852,000)
Gain (loss) from
 discontinued
 operations            202,000  (13,034,000)  (5,278,000) (17,598,000)
                   ---------------------------------------------------
   Net income
    (loss)         ($2,401,000)($15,227,000)($10,919,000)($21,450,000)
                   ---------------------------------------------------
Income (loss) from continuing
 operations per share:
   Basic                ($0.24)      ($0.21)      ($0.53)      ($0.40)
   Diluted              ($0.24)      ($0.21)      ($0.53)      ($0.40)
Weighted average number of shares used in income (loss) from continuing operations per share calculation:
   Basic            10,685,994   10,418,729   10,665,842    9,727,513
   Diluted          10,685,994   10,418,729   10,665,842    9,727,513
Net income (loss)
 per share:
   Basic                ($0.22)      ($1.46)      ($1.02)      ($2.21)
   Diluted              ($0.22)      ($1.46)      ($1.02)      ($2.21)
Weighted average number of shares used in net income
 (loss) per share calculation:
   Basic            10,685,994   10,418,729   10,665,842    9,727,513
   Diluted          10,685,994   10,418,729   10,665,842    9,727,513



                       Condensed Balance Sheets
                                              Unaudited    Unaudited
                                             December 31, December 31,
                                                 2004         2003
Assets
Current assets:
   Cash and cash equivalents                  $7,726,000  $14,175,000
   Accounts receivable                            35,000      124,000
   Unbilled revenue                                    0      529,000
   Inventories                                 5,625,000    1,758,000
   Other current assets                          761,000      247,000
   Assets held for sale                          131,000            0
                                             ------------ ------------
      Current assets                          14,278,000   16,833,000
Property and equipment                         6,325,000   16,841,000
      Other assets                             1,680,000    1,669,000
                                             ------------ ------------
      Total assets                           $22,283,000  $35,343,000
                                             ============ ============
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                             $393,000      405,000
   Accrued Liabilities                         1,418,000    2,385,000
   Capital lease obligation, current                  $0   $1,184,000
   Deferred revenue                               52,000      252,000
                                             ------------ ------------
      Current liabilities                      1,863,000    4,226,000
                                             ------------ ------------
Stockholders' equity                          20,420,000   31,117,000
                                             ------------ ------------
   Total liabilities and stockholders' equity$22,283,000  $35,343,000
                                             ============ ============

    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President